Exhibit 10.2
AMENDMENT NO. 2 TO
EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 2 (the “Amendment”) to Employment Agreement, is made as of December 27, 2011, by and between Talon Therapeutics, Inc. (formerly, Hana Biosciences, Inc.), a Delaware corporation (the “Company”), and Steven R. Deitcher (“Executive”).

WHEREAS, the parties hereto entered into that certain Employment Agreement dated June 6, 2008, as amended on January 6, 2011 (the “Employment Agreement”); and

WHEREAS, the parties desire to amend the Employment Agreement in order to extend the Term (as defined in the Employment Agreement) and to increase certain benefits payable to Executive in the event his employment with the Company is terminated.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree as follows:

1.           Extension of Term.  The Term shall be, and hereby is, extended through the period ending on December 31, 2014.

2.           Compensation Following Termination.  Paragraphs (c), (d) and (e) of Section 9 of the Agreement shall be amended and restated in their entirety, as follows:

“(c)           If the Executive’s employment is terminated during the Term by the Company (or its successor) upon the occurrence of a Change of Control, then the Company (or its successor, as applicable) shall (i) pay the Executive the Accrued Compensation through the date of such termination; (ii) continue to pay to the Executive his then current annualized Base Salary and provide him with health insurance (on the identical terms as then provided to all other employees of the Company) for a period of twelve (12) months following the date of such termination, provided, however, that such period shall be increased to eighteen (18) months if such termination occurs on or after the date of FDA Approval (as defined below); (iii) provide Executive with the maximum amount of his Discretionary Bonus for which he would have been eligible for the year in which the termination occurs, assuming full performance (including the amount of additional Discretionary Bonus payable pursuant to the proviso in Section 4(b) hereof), provided, however, that if such termination occurs on or after the date of FDA Approval, then the payment under this clause (iii) shall be equal to 150% of his maximum Discretionary Bonus (including the additional amount pursuant to the proviso in Section 4(b) hereof); and (iv) immediately accelerate the vesting of Executive’s unvested Options (as defined in Section 4(c) above) to provide for vesting of all remaining unvested Options.

(d)           If the Executive’s employment is terminated during the Term either (i) by the Company other than for Cause, upon a Change of Control, or as a result of the Executive’s death or Disability or (ii) by the Executive for a Good Reason, then the Company shall pay the Executive or his estate, heirs, successors, or assigns (1) the Accrued Compensation through the date of such termination; (2) continue to pay to the Executive his then current annualized Base Salary and provide him with health insurance (on the identical terms as then provided to all other employees of the Company) for a period of twelve (12) months following the date of such termination, provided, however, that such period shall be increased to eighteen (18) months if such termination occurs on or after the date of FDA Approval; (iii) provide Executive with the maximum amount of his Discretionary Bonus for which he would have been eligible for the year in which the termination occurs, assuming full performance (but disregarding any additional Discretionary Bonus payable pursuant to the proviso in Section 4(b) hereof), and pro-rated for the number of months that Executive was employed by the Company for such year, provided, however, that if such termination occurs on or after the date of FDA Approval, then the payment under this clause (iii) shall be equal to 150% of his maximum Discretionary Bonus (disregarding any additional amount pursuant to the proviso in Section 4(b) hereof), and pro-rated for the number of months that Executive was employed by the Company for such year; and (iv) immediately accelerate the vesting of Executive’s unvested Options to provide for twelve (12) additional months of vesting, provided, however, that such period shall be increased to eighteen (18) months if such termination occurs on or after the date of FDA Approval.

(e)           If the Company elects not to renew this Agreement at the end of the Term or any Additional Term thereafter other than for Cause or the Executive elects not to renew this Agreement at the end of the Term or any Additional Term for Good Reason, then the Company shall pay the Executive (1) the Accrued Compensation through the date of such termination; (2) continue to pay to the Executive his then current annualized Base Salary and provide him with health insurance (on the identical terms as then provided to all other employees of the Company) for a period of twelve (12) months following the date of such termination, provided, however, that such period shall be increased to eighteen (18) months if such termination occurs on or after the date of FDA Approval; (iii) provide Executive with the maximum amount of his Discretionary Bonus for which he would have been eligible for the year in which the termination occurs, assuming full performance (but disregarding any additional  Discretionary Bonus payable pursuant to the proviso in Section 4(b) hereof), and pro-rated for the number of months that Executive was employed by the Company for such year, provided, however, that if such termination occurs on or after the date of FDA Approval, then the payment under this clause (iii) shall be equal to 150% of his maximum Discretionary Bonus (disregarding any additional amount pursuant to the proviso in Section 4(b) hereof), and pro-rated for the number of months that Executive was employed by the Company for such year; and (iv) immediately accelerate the vesting of Executive’s unvested Options to provide for twelve (12) additional months of vesting, provided, however, that such period shall be increased to eighteen (18) months if such termination occurs on or after the date of FDA Approval.

3.           Definition.  A new paragraph (j) is hereby added to Section 9, as follows:

“(j)           For purposes of this Agreement, the term “FDA Approval” means the Company’s receipt of marketing approval in the United States (including “accelerated approval” in accordance with 21 C.F.R. §314.500 et seq.) from the U.S. Food and Drug Administration on or before December 31, 2012, for a new drug application submitted by the Company as sponsor and relating to the Company’s Marqibo (vincristine sulfate liposomes injection) product candidate.”

4.           All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.  Except as amended or modified by this Amendment, the parties hereby confirm all other terms and provisions of the Agreement.  This Amendment may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

Signature page follows.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

COMPANY: Talon Therapeutics, Inc. By: /s/ Jonathan S. Leff Jonathan S. Leff Chairman of the Compensation Committee of the Board of Directors	EXECUTIVE: /s/ Steven R. Deitcher, M.D. Steven R. Deitcher, M.D.